Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

SLIDE INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(4)

Fees to be Paid	Equity	Common stock, par value $0.01 per share	457(a)	23,000,000	$17.00	$391,000,000.00(3)	0.00015310	$59,862.10

Fees Previously Paid	Equity	Common stock, par value $0.01 per share	457(o)	—	—	$100,000,000(4)	0.00015310	$15,310.00

	Total Offering Amounts					$391,000,000.00		$59,862.10

	Total Fees Previously Paid							$15,310.00

	Total Fee Offsets							—

	Net Fee Due							$44,552.10

(1)	Includes 3,000,000 shares of common stock which the underwriters have the option to purchase to cover over-allotments.

(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase to cover over-allotments.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(4)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.